May 13, 2025 VIA E-MAIL: Legal Department Charlotte’s Web, Inc. 700 Tech Court Louisville, CO 80020 Attn: Stephen Rogers stephen.rogers@charlottesweb.com Dear Mr. Rogers: Reference is made to the Promotional Rights Agreement, dated as of October 11, 2022 (the “Agreement”), between MLB Advanced Media, L.P. (“MLBAM” or “Licensor”), on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC, and the Major League Baseball, on one hand, and Charlotte’s Web, Inc., on the other hand (“Licensee” and each of Licensee and Licensor, a “Party”, and collectively, the “Parties”). Capitalized terms used and not defined shall have the meanings ascribed to them in the Agreement. Licensee acknowledges that it has not met certain of its payment obligations as set forth in Section F.1 of the Agreement during calendar year 2025. As a negotiated resolution notwithstanding the termination rights of MLBAM pursuant to the Agreement, Licensor and Licensee agree to terminate the Agreement effective as of May 13, 2025 (the “Termination” and such date, the “Termination Date”). In connection with the Termination, Licensor hereby waives Licensee’s obligation to pay any outstanding MLB Rights Fees owed to Licensor as of the Termination Date. Additionally, effective as of the Termination Date, Licensee shall be afforded the rights set forth in Section G.10 with respect to the Selloff Period for MLB Branded Licensee Products. Effective as of the Termination Date, Licensee shall cease use of any Licensed Properties and any other MLB intellectual property except as it appears on the MLB Branded Licensee Products solely during the Selloff Period. Those sections detailed in Section XX.T in addition to any other provision of the Agreement that by its terms survives termination of the Agreement, shall survive Termination. For purposes of clarity, Licensor’s equity interest in Licensee pursuant to the Subscription Agreement shall remain unchanged as a result of the Termination; the terms of the Subscription Agreement shall remain in full force and effect.

2 Please confirm your acknowledgment of and agreement to the terms set forth in this letter by signing below where indicated. The statements in this letter do not constitute a full and complete statement of the facts of, or MLBAM’s rights with regard to, this matter. Nor do such statements constitute a waiver of any legal or equitable rights or remedies, all of which MLBAM expressly reserves. Very truly yours, /s/ Sarah Horvitz Sarah Horvitz Senior Vice President, Assistant Secretary MLB Advanced Media, Inc. as general partner of MLB Advanced Media L.P. ACKNOWLEDGED & AGREED BY: CHARLOTTE’S WEB, INC. By: /s/ William Morachnick Name: William Morachnick Title: Chief Executive Officer